EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of February 16, 2025 (the “Effective Date”), by and between:

EX-IM AMERICA LTD., a Wyoming limited liability company with its principal office at 20551 N. Pima Rd., Suite 200, Scottsdale, AZ 85255 (the “Buyer”),

and

WILLIAM WESTBROOK, an individual residing in Scottsdale Arizona, and LUIS VEGA, an individual residing in Mission Texas (collectively, the “Sellers”), as the members of CYBERFUND LLC, a Wyoming limited liability company with its principal office at 20551 N. Pima Rd., Suite 200, Scottsdale, AZ 85255 (the “Company”).

(Buyer and Sellers are collectively referred to as the “Parties” and individually as a “Party.”)

RECITALS

WHEREAS, the Sellers collectively own 100% of the membership interests of the Company (the “Membership Interests”), with William Westbrook owning 50% and Luis Vega owning 50%;

WHEREAS, the Company is engaged in the development of the SimulTrayd platform, a key asset for the Buyer’s operations in providing AI-driven trade analytics and automated workflows for global trade;

WHEREAS, the Buyer desires to purchase, and the Sellers desires to sell, the Membership Interests on the terms and conditions set forth in this Agreement;

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WHEREAS, the Sellers, as the Chief Executive Officer and Chief Financial Officer of the Buyer, acknowledges that this transaction constitutes a related party transaction and has been approved by the Buyer’s Board of Directors in compliance with Wyoming law and SEC regulations;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Sale of Membership Interests. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, transfer, and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers, 100% of the Membership Interests of the Company, with each Seller transferring their respective 50% interest, free and clear of all liens, claims, and encumbrances.

1.2 Purchase Price. The purchase price for the Membership Interests shall be $500,000 (the “Purchase Price”), payable entirely in the form of 333,333 shares of the Buyer’s common stock, valued at $1.50 per share (consistent with the Buyer’s current Regulation A offering), to be issued to the Sellers on the Closing Date (as defined below). The shares shall be distributed equally, with each Seller receiving 166,666 shares, representing $250,000 in value per Seller.

1.3 Anti-Dilution Protection. To protect each Seller’s ownership interest in the Buyer, the shares issued pursuant to Section 1.2 shall be subject to anti-dilution protection. In the event of any stock split, reverse stock split, or issuance of additional shares that would dilute either Seller’s ownership below 2.5% of the Buyer’s outstanding common stock prior to the completion of the Regulation A offering, the Buyer shall issue additional shares to the affected Seller to maintain their ownership at 2.5%.

1.4 Exclusion of Liabilities and Management of Development Agreement. The Buyer shall not assume any liabilities of the Company, whether known or unknown, contingent or otherwise, existing as of the Closing Date, except for obligations under the development agreement with iTappBox SRL, dated October 7, 2024 (the “Development Agreement”), which are expressly assumed by the Buyer. All other liabilities of the Company shall remain with the Sellers or be discharged prior to Closing. The Buyer, as the sole owner of the Company post-Closing, shall have full discretion to manage the Development Agreement as it deems fit, including the right to modify, terminate, enforce, or completely disengage from its terms by assignment, novation, or other means, without any further liability to the Buyer.

2. CLOSING

2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on February 16, 2025, or such other date as mutually agreed by the Parties (the “Closing Date”), via electronic exchange of documents.

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2.2 Deliveries at Closing.

(a) Sellers Deliveries. At Closing, the Sellers shall deliver to the Buyer:

(i) An assignment of the Membership Interests, duly executed by the Sellers;

(ii) A certificate of good standing for the Company from the Wyoming Secretary of State, dated within 10 days of the Closing Date;

(iii) Resignations of all managers and officers of the Company, effective as of the Closing Date.

(b) Buyer Deliveries. At Closing, the Buyer shall deliver to the Sellers:

(i) The cash portion of the Purchase Price via wire transfer;

(ii) A stock certificate representing 166,667 shares of the Buyer’s common stock;

(iii) A certificate from the Buyer’s Board of Directors approving this transaction as a related party transaction.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1 Authority. The Sellers have full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed by the Sellers and constitutes a valid and binding obligation, enforceable against him in accordance with its terms.

3.2 The Sellers collectively are the sole owners of the Membership Interests, with William Westbrook owning 50% and Luis Vega owning 50%, free and clear of any liens, claims, or encumbrances. Upon Closing, the Buyer will acquire good and marketable title to the Membership Interests.

3.3 Company Operations. The Company has no material liabilities other than those related to the development agreement with iTappBox SRL, dated October 7, 2024, and disclosed in the Buyer’s financial statements. The Company owns all intellectual property rights associated with the SimulTrayd platform, subject to the terms of the development agreement.

3.4 Related Party Disclosure. The Sellers, as the Chief Executive Officer and Chief Financial Officer of the Buyer, acknowledges that this transaction is a related party transaction and has been disclosed to the Buyer’s Board of Directors and approved in compliance with Wyoming law and SEC regulations.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1 Organization and Authority. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Wyoming. The Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2 Shares Issuance. The shares of common stock to be issued to the Sellers pursuant to Section 1.2(b) have been duly authorized and, when issued, will be validly issued, fully paid, and non-assessable.

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4.3 SEC Compliance. The Buyer is conducting a Regulation A offering under Form 1-A/A, and this transaction has been disclosed in the offering statement to ensure transparency for investors.

5. COVENANTS

5.1 Financial Statement Consolidation. The Buyer shall consolidate all costs, liabilities, and intellectual property rights associated with the Company, including those arising from the development agreement with iTappBox SRL, in its financial statements filed with the SEC.

5.2 Confidentiality. The Parties agree to keep the terms of this Agreement confidential, except as required by law or SEC disclosure requirements.

6. INDEMNIFICATION

6.1 Indemnification by Sellers. The Sellers shall indemnify and hold harmless the Buyer from any losses arising out of any breach of the Seller’s representations or warranties under this Agreement.

6.2 Indemnification by Buyer. The Buyer shall indemnify and hold harmless the Sellers from any losses arising out of any breach of the Buyer’s representations or warranties under this Agreement.

7. MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

7.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

7.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above, or to such other address as a Party may designate in writing.

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IN WITNESS WHEREOF

The Parties have executed this Membership Interest Purchase Agreement as of the Effective Date.

BUYER:

EX-IM AMERICA LTD.

/s/ William Westbrook
William Westbrook
Chief Executive Officer

Date: February 16, 2025

SELLERS:

/s/ William Westbrook
William Westbrook
Member of CYBERFUND LLC

Date: February 16, 2025

/s/ Luis Vega
Luis Vega
Member of CYBERFUND LLC

Date: February 16, 2025

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